EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bristow Group Inc.:

We consent to the incorporation by reference in registration statements No. 333-115473, No. 333-121207, No. 333-145178 and No. 333-140565 on Form S-8 of Bristow Group Inc. of our report dated May 21, 2008, with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2007 and 2008, and the related consolidated statements of income, stockholders’ investment and cash flows for each of the years in the three-year period ended March 31, 2008, and our report dated May 21, 2008, on the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008 annual report on Form 10-K of Bristow Group Inc.

As discussed in Notes 1, 8 and 9 respectively to the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes as of April 1, 2007, its method of accounting for defined benefit plans as of March 31, 2007 and its method of accounting for stock-based compensation plans as of April 1, 2006, respectively.

/s/ KPMG LLP

Houston, Texas
May 21, 2008